1st Mariner Bancorp Reports First Quarter 2013 Results

Baltimore, MD (May 14, 2013) – 1st Mariner Bancorp (OTCBB: FMAR), parent company of 1st Mariner Bank, reported a net loss of $2.3 million for the first quarter of 2013, compared to net income of $1.8 million for the first quarter of 2012. Included in the $2.3 million loss for the first quarter of 2013 were $4.0 million in charges related to the aggressive disposition of non-performing assets. During the quarter, the company disposed of over $14.4 million in non-performing assets which resulted in a significant improvement in asset quality.

Mark A. Keidel, 1st Mariner’s Interim Chief Executive Officer, said, “During the 1st quarter of 2013, we took the opportunity to improve our balance sheet and asset quality by aggressively addressing our level of non-performing assets. We reduced our non-performing loans by 25% during the quarter and our ratio of non-performing assets to total assets improved to 3.2% as of March 31, 2013, down from 4.1% as of December 31, 2012 and 5.3% as of March 31, 2012. Going forward these reductions will reduce operating expenses, improve our net interest margin and avoid any potential cost of any future deterioration in value.”

Mr. Keidel added, “We continue to experience very robust residential mortgage loan origination volume. During the quarter, we originated more than $720 million in residential mortgages which was a 56% increase over same quarter of 2012. Application volume totaled $759 million in the first quarter of 2013 compared to $677 million during the first quarter of 2012. This production volume resulted in more than $9.8 million to our non-interest income for the quarter. We continue to see a pick-up in application volumes for purchases of new and existing homes as well as steady refinance volume. Increases in expenses for the quarter were attributable to costs of disposal of non- performing assets and higher mortgage banking expenses.”

Mr. Keidel continued, “We remain committed to improving operational efficiency, reducing non-performing assets, and improving our regulatory capital ratios.”

Net interest income for the first quarter of 2013 was $7.1 million compared to $7.6 million in the first quarter of 2012. The decline was due to lower yields on loans in the first quarter of 2013 compared to first quarter of 2012, where the average yield was 4.98% and 5.47%, respectively. This decline in yield was partially offset by an increase in the volume of loans held for sale. Average loans held for sale increased to $370.9 million during the first quarter of 2013 compared to $177.6 million for the first quarter of 2012. The average rate paid on deposits also decreased during the quarter, with an average rate of 1.10% incurred in three months ended March 31, 2013 versus 1.36% for the three months ended March 31, 2012. This decrease was due to higher rate certificates of deposit maturing during the quarter and being replaced with lower rate products. The decrease in the interest rate was offset by an increase in the volume of deposits during the quarter ended March 31, 2013. Total interest bearing deposits were $1.09 billion as of March 31, 2013 compared to $909.9 million as of March 31, 2012. The increase in deposits was due to the need for added liquidity to support the high residential mortgage originations. Interest expense on borrowings averaged 2.99% during the quarter ended March 31, 2013 versus 2.22% during quarter ended March 31, 2012. This increase in 2013 was due to the early payoff of $25.0 million in Federal Home Loan Bank borrowings during the quarter which resulted in a prepayment penalty of $152 thousand.

Gross interest income was $11.1 million for the three months ended March 31, 2013 versus $11.6 million in the corresponding period of 2012. The average yield on earning assets decreased to 4.19% for the three months ended March 31, 2013 compared to 4.85% for the three months ended March 31, 2012. Total average earning assets were $1.1 billion and $952.2 million for the three months ended March 31, 2013 and 2012 respectively. The decrease was largely due to the asset mix being concentrated more in lower yield residential mortgages and less on higher yield commercial loans.

The provision for loan losses was $1.3 million for the three months ended March 31, 2013 versus $1.0 million for the three months ended March 31, 2012. Net charge-offs were $1.5 million for the three months ended March 31, 2013, an 18% increase from the $1.3 million for the three months ended March 31, 2012. Costs related to foreclosed properties, including write-downs due to declining appraised values, amounted to $2.7 million for the three months ended March 31, 2013 compared to $1.3 million for the three months ended March 31, 2012. Combined credit- related costs (provision for loan losses and costs of foreclosed properties) amounted to $4.0 million for the three months ended March 31, 2013 versus $2.8 million for the three months ended March 31, 2012. This increase in credit related costs was due to the aggressive disposal of non-performing assets in the first quarter of 2013. Total non-performing assets were $42.1 million as of March 31, 2013, which is a decrease of 33% from the $62.6 million as of March 31, 2012. As a percentage of total assets, the non-performing assets were 3.2% and 5.3% as of March 31, 2013 and 2012, respectively.

Non-interest income was $11.6 million for the three months ended March 31, 2013 which was an increase of 12% over the $10.4 million that was recorded in the same quarter of 2012. Increased revenue form mortgage banking activities was a factor with $9.8 million being earned in the first quarter of 2013 versus $8.9 million earned in the first quarter of 2012. For the three months ended March 31, 2013, gross mortgage loan production volume was $720.5 million compared to $461.3 million for the three months ended March 31, 2012. In addition to the increases from mortgage banking revenue, non-interest income increased due to the lack of other-than-temporary impairment (“OTTI”) charges on investment securities in the quarter ended March 31, 2013. By contrast, the company incurred $460 thousand in OTTI during the quarter ended March 31, 2012. Those charges were primarily on the write down of trust preferred securities that were held in the bank’s investment portfolio.

Non-interest expenses were $19.7 million for the three months ended March 31, 2013 compared to $15.3 million for the three months ended March 31, 2012. The increase in expenses was primarily due to the following: aggressive sale and disposal of foreclosed assets; increased marketing and postage expenses related large direct mailing campaigns for the residential mortgage origination activities; professional fees related to regulatory compliance and efforts related to increasing capital levels; increases in salaries due to higher mortgage origination volume; and higher insurance premiums paid to the FDIC. Costs related to foreclosed properties, including losses due aggressive sales and disposals, amounted to $2.7 million for the three months ended March 31, 2013 compared to $1.3 million for the three months ended March 31, 2012. Direct mailings that solicit refinancing and new purchase mortgages caused the increase in marketing and postage expenses. Marketing and postage expenses were $442 thousand and $1.1 million, respectively, in the quarter ended March 31, 2013. By comparison, the marketing and postage expenses were $188 thousand and $259 thousand, respectively, in the quarter ended March 31, 2012. Professional fees were $807 thousand for the quarter ended March 31, 2013 which was an increase of 116% over the $373 thousand that was recorded in the quarter ended March 31, 2012. The increase was due to regulatory compliance and capital raising efforts. Salaries and benefits were $6.9 million for the first quarter of 2013 versus $5.8 million in the first quarter of 2012. The increase was due added staffing required to meet to the higher mortgage origination volume.  Amounts paid for FDIC insurance premiums remained high with $1.2 million incurred in the three months ended March 31, 2013 and $1.0 million incurred in the three months ended March 31, 2012. Additionally, corporate insurance expense increased as the renewal rates increased beginning in the third quarter of 2012. For the three months ended March 31, 2013 corporate insurance expense was $794 thousand compared to $473 thousand for the three months ended March 31, 2012.

Comparing balance sheet data as of March 31, 2013 and 2012, total assets increased 10% to $1.30 billion, from the prior year’s $1.18 billion. The increase is due to a $152.5 million increase in cash and due from banks, a $48.9 million increase in loans held for sale, and a $33.5 million increase in available for sale investment securities. All of these increases resulted from the high level of mortgage banking activity, with the cash and investments being increased so there would be sufficient liquidity to fund the high volume of mortgage originations.

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Average earning assets were $1.1 billion for the first quarter of 2013, which was a 12% increase over the first quarter 2011 balance of $952.2 million. The increase was due to higher average loans held for sale that resulted from the higher mortgage banking activity.

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Total loans outstanding were $597.5 million as of March 31, 2013, down 12% from the $680.5 million reported in the prior year. This was due to loan maturities, loan sales, and reduced portfolio loan production.

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Total loans held for sale were $237.4 million as of March 31, 2013, an increase of 26% over the $188.5 million held for sale as of March 31, 2012. The increase was due to the higher residential mortgage loan production volume in the first quarter of 2013 versus the first quarter of 2012.

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The allowance for loan losses as of March 31, 2013 was $11.2 million, a decrease of 17% over the prior year’s $13.5 million. The decrease was due to lower loan balances as of March 31, 2013 and lower charge off history. The allowance for loan losses as a percentage of total loans was 1.88% as of March 31, 2013, compared to 1.99% as of March 31, 2012. The allowance for loan losses as a percentage of non-performing assets improved to 26.6% as of March 31, 2013, up from 21.6% as of March 31, 2012.

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Total deposits increased 17.7% from $1.01 billion as of March 31, 2012 to $1.19 billion as of March 31, 2013. Money market and NOW accounts increased $46.2 million, from $128.1 million as of March 31, 2012 to $174.3 million as of March 31, 2013. Savings accounts increased $5.0 million from $59.7 million as of March 31, 2012 to $64.7 million as of March 31, 2013. Certificates of deposit were $845.0 million as of March 31, 2013, representing an increase of $131.5 million, or 18.4%, from the $713.5 million as of March 31, 2012. Demand deposits decreased 3.2% from $111.9 million as of March 31, 2012 to $108.3 million as of March 31, 2013.

-	As of March 31, 2013, 1st Mariner Bank’s capital ratios were as follows: Total Risk Based Capital 7.8%; Tier 1 Risk Based Capital 6.6%; and Leverage 3.6%.

1st Mariner Bancorp is a bank holding company with total assets of $1.38 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 21 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and portions of Northern Virginia. 1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “FMAR”. 1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding the Company’s efforts to meet regulatory capital requirements established by the Federal Reserve and the FDIC, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, the Company’s ability to increase its capital levels and those of 1st Mariner Bank, volatility in the financial markets, changes in regulations applicable to the Company’s business,  its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, and the possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth).Greater detail regarding these  factors is provided in the forward looking statements and  Risk Factors  sections included in the reports filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the three months ended March 31,
	2013	2012	$ Change	% Change
Summary of Earnings:
Net interest income	$7,145	$7,566	(421)	-6%
Provision for loan losses	1,300	1,000	300	30%
Noninterest income	11,607	10,379	1,228	12%
Noninterest expense	19,722	15,330	4,392	29%
Net income/(loss) before income taxes	(2,270)	1,615	(3,885)	241%
Income tax expense/(benefit)	-	(205)	205	100%
Net income/(loss)	(2,270)	1,820	(4,090)	225%

Profitability and Productivity:
Net interest margin	2.67%	3.14%	-	-15%
Net overhead ratio	2.51%	1.71%	-	47%
Efficiency ratio	105.17%	85.43%	-	-23%
Mortgage loan production	720,472	461,317	259,155	56%
Average deposits per branch	56,775	46,056	10,719	23%

Per Share Data:
Basic earnings per share	$(0.12)	$0.10	(0.22)	225%
Diluted earnings per share	$(0.12)	$0.10	(0.22)	225%
Book value per share	$(0.59)	$(1.22)	0.63	52%
Number of shares outstanding	18,860,482	18,860,482	-	0%
Average basic number of shares	18,860,482	18,860,482	-	0%
Average diluted number of shares	18,860,482	18,860,482	-	0%

Summary of Financial Condition:
At Period End:
Assets	$1,301,640	$1,179,191	122,449	10%
Investment Securities	56,372	22,841	33,531	147%
Loans	597,529	680,498	(82,969)	-12%
Deposits	1,192,283	1,013,241	179,042	18%
Borrowings	102,115	173,449	(71,334)	-41%
Stockholders' equity	(11,122)	(22,975)	11,853	52%

Average for the period:
Assets	$1,311,974	$1,177,179	134,795	11%
Investment Securities	54,887	22,733	32,154	141%
Loans	609,849	697,432	(87,583)	-13%
Deposits	1,195,266	1,012,716	182,550	18%
Borrowings	140,653	175,045	(34,392)	-20%
Stockholders' equity	(8,021)	(24,558)	16,537	-67%

Capital Ratios at period end: First Mariner Bank
Leverage	3.6%	3.1%	-	16%
Tier 1 Capital to risk weighted assets	6.6%	4.4%	-	50%
Total Capital to risk weighted assets	7.8%	5.7%	-	37%

Asset Quality Statistics and Ratios:
Net charge offs	1,509	1,280	229	18%
Non-performing assets	42,124	62,581	(20,457)	-33%
Loans past due 90 days or more and accruing	554	5,006	(4,452)	-89%
Annualized net chargeoffs to average loans	1.00%	0.74%	-	35%
Non-performing assets to total assets	3.24%	5.31%	-	-39%
90 Days or more delinquent loans to total loans	0.09%	0.74%	-	-87%
Allowance for loan losses to total loans	1.88%	1.99%	-	-5%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	As of March 31,
	2013	2012	$ Change	% Change
Assets:
Cash and due from banks	$273,745	$121,294	152,451	126%
Interest-bearing deposits	28,964	42,259	(13,295)	-31%
Available-for-sale investment securities, at fair value	56,372	22,841	33,531	147%
Loans held for sale	237,379	188,462	48,917	26%
Loans receivable	597,529	680,498	(82,969)	-12%
Allowance for loan losses	(11,225)	(13,521)	2,296	-17%
Loans, net	586,304	666,977	(80,673)	-12%
Real estate acquired through foreclosure	10,654	25,531	(14,877)	-58%
Restricted stock investments, at cost	3,517	7,085	(3,568)	-50%
Premises and equipment, net	37,174	37,637	(463)	-1%
Accrued interest receivable	3,392	3,861	(469)	-12%
Bank owned life insurance	38,859	37,771	1,088	3%
Prepaid expenses and other assets	25,280	25,473	(193)	-1%
Total Assets	$1,301,640	$1,179,191	122,449	10%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$1,192,283	$1,013,241	179,042	18%
Borrowings	50,047	121,381	(71,334)	-59%
Junior subordinated deferrable interest debentures	52,068	52,068	-	0%
Accrued expenses and other liabilities	18,364	15,476	2,888	19%
Total Liabilities	1,312,762	1,202,166	110,596	9%

Stockholders' Equity
Common Stock	939	939	-	0%
Additional paid-in-capital	79,892	80,019	(127)	0%
Retained Deficit	(89,607)	(101,634)	12,027	12%
Accumulated other comprehensive loss	(2,346)	(2,299)	(47)	-2%
Total Stockholders' Equity	(11,122)	(22,975)	11,853	52%
Total Liabilities and Stockholders' Equity	$1,301,640	$1,179,191	122,449	10%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three months
	ended March 31,
	2013	2012
Interest Income:
Loans	$10,793	$11,283
Investments and interest-bearing deposits	340	336
Total Interest Income	11,133	11,619

Interest Expense:
Deposits	2,953	3,088
Borrowings	1,035	965
Total Interest Expense	3,988	4,053

Net Interest Income Before Provision for Loan Losses	7,145	7,566

Provision for Loan Losses	1,300	1,000

Net Interest Income After Provision for Loan Losses	5,845	6,566

Noninterest Income:
Total other-than-temporary impairment ("OTTI") charges	-	38
Less: Portion included in other comprehensive income	-	(498)
Net OTTI charges on securities available for sale	-	(460)
Mortgage banking revenue	9,789	8,950
ATM Fees	516	718
Service fees on deposits	626	680
Gain on sale of securities available for sale	31	-
Gain / (loss) on sale of assets	-	(93)
Commissions on sales of nondeposit investment products	45	62
Income from bank owned life insurance	259	293
Other	341	229
Total Noninterest Income	11,607	10,379

Noninterest Expense:
Salaries and employee benefits	6,880	5,779
Occupancy	2,290	2,222
Furniture, fixtures and equipment	389	362
Professional services	807	373
Advertising and marketing	442	188
Data processing	203	432
ATM servicing expenses	105	226
Costs of other real estate owned	2,685	1,274
FDIC insurance premiums	1,210	1,048
Service and maintenance	716	591
Corporate insurance	794	473
Consulting fees	412	608
Postage	1,051	259
Other	1,738	1,495
Total Noninterest Expense	19,722	15,330

Net income/(loss) before income taxes	(2,270)	1,615
Income tax expense/(benefit)	-	(205)

Net (loss)/income	$(2,270)	$1,820

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the three months ended March 31,
	2013		2012
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$46,645	5.22%	$54,424	5.17%
Commercial Mortgages	263,491	5.22%	319,617	5.80%
Commercial Construction	49,697	5.41%	55,194	5.77%
Consumer Residential Construction	19,177	4.56%	16,074	4.57%
Residential Mortgages	113,309	4.60%	121,490	5.88%
Consumer	117,530	4.56%	130,633	4.40%
Total Loans	609,849	4.98%	697,432	5.47%

Loans held for sale	370,995	3.47%	177,561	3.78%
Trading and available for sale securities, at fair value	54,887	1.89%	22,733	4.91%
Interest bearing deposits	22,069	1.46%	47,289	0.49%
Restricted stock investments, at cost	5,343	0.00%	7,163	0.00%

Total earning assets	1,063,143	4.19%	952,178	4.85%

Allowance for loan losses	(11,807)		(14,056)
Cash and other non earning assets	290,638		239,057

Total Assets	$1,341,974		$1,177,179

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	4,603	0.01%	5,732	0.98%
Savings deposits	62,133	0.17%	57,069	0.19%
Money market deposits	160,822	0.60%	127,233	0.51%
Time deposits	861,371	1.27%	719,952	1.61%
Total interest bearing deposits	1,088,929	1.10%	909,986	1.36%

Borrowings	140,653	2.99%	175,045	2.22%

Total interest bearing liabilities	1,229,582	1.32%	1,085,031	1.50%

Noninterest bearing demand deposits	106,337		102,730
Other liabilities	14,076		13,976
Stockholders' Equity	(8,021)		(24,558)

Total Liabilities and Stockholders' Equity	$1,341,974		$1,177,179

Net Interest Spread		2.87%		3.35%

Net Interest Margin		2.67%		3.14%

Contact:
Bill Atkinson
Weber Shandwick
410-558-2136